SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8 (a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such Notification of Registration submits the following information:

Name:

Ralph Parks Portfolios Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):

Meadowgate Office Park

101 Sully's Trail, Building 10

Pittsford, NY 14534

Telephone Number (including area code):  (585) 248-5700

Name and Address of Agent for Service of Process:

The Corporation Trust Company

1209 Orange Street

Wilmington, Delaware 19801

Registrant is filing a Registration Statement pursuant to Section 8 (b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Check Appropriate Box:

Yes [X] No [   ]

Pursuant to the requirement of the Investment Company Act of 1940, the Registrant has caused this notification of Registration to be duly signed on its behalf in the state of New York, on the 1st day of  February, 2006.

Ralph Parks Portfolios Trust

_/s/Stephen J. Paris_________________

By:  Stephen J. Paris, Sole Trustee

ATTEST: /s/Ralph Parks________________

     By:  Ralph Parks